Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed combined consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and reflect the impact of the following completed transactions on the historical financial statements of Tidewater. Certain capitalized terms not defined in these unaudited pro forma condensed combined consolidated financial statements are defined elsewhere in this Form 8-K.

•

Business Combination: On July 16, 2018, Tidewater entered into the merger agreement. Under the terms of the merger agreement, Merger Sub 1 merged with and into GulfMark to become a wholly-owned subsidiary of Tidewater. Immediately after this merger, Tidewater caused GulfMark to merge into Merger Sub 2, with Merger Sub 2 continuing as a wholly-owned subsidiary of Tidewater. The business combination closed on November 15, 2018. Refer to Note 2 of the unaudited pro forma condensed combined consolidated financial statements for the terms and purchase price consideration provided in connection with the business combination.

•

Tidewater Reorganization: On July 31, 2017, Tidewater successfully completed the terms and conditions of its plan of reorganization and emerged from bankruptcy reorganization under chapter 11 of the United States Bankruptcy Code. Refer to Note 4 for pro forma adjustments related to twelve months ended December 31, 2017 related to the Tidewater’s reorganization (“Tidewater Reorganization”).[1]

•

GulfMark Reorganization: On November 14, 2017, GulfMark successfully completed the terms and conditions of its plan of reorganization and emerged from bankruptcy reorganization under chapter 11 of the United States Bankruptcy Code. Refer to Note 5 for pro forma adjustments related to year ended December 31, 2017 related to the GulfMark’s reorganization (“GulfMark Reorganization”).

The unaudited pro forma condensed combined consolidated financial statements, which are referred to as the unaudited pro forma balance sheet, the unaudited pro forma statements of operations, and collectively as the unaudited pro forma financial statements, were prepared using the acquisition method of accounting for the business combination. Under this method of accounting, which is in accordance with generally accepted accounting principles of the United States of America (“US GAAP”), Tidewater is the accounting acquirer of GulfMark and the purchase price for GulfMark is allocated to the underlying assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill. Additionally, the Tidewater Reorganization and GulfMark Reorganization pro forma adjustments give effect to the application of “fresh start” accounting and reporting in accordance with US GAAP, which is to reflect the financial statement of the emergent entity on a fair value basis as of the effective date of emergence.

The following unaudited pro forma balance sheet of Tidewater as of September 30, 2018 is based on the consolidated balance sheet of Tidewater and gives effect to the business combination as if it had occurred on September 30, 2018. The following unaudited pro forma statements of operations of Tidewater for the nine months ended September 30, 2018 and for the twelve months ended December 31, 2017 are based on the consolidated statements of operations of Tidewater and give effect to the business combination as if it had occurred on January 1, 2017. The unaudited pro forma statement of operations of Tidewater for the twelve month period ended December 31, 2017 also reflects the Tidewater Reorganization and GulfMark Reorganization as if these transactions occurred on January 1, 2017. Refer to Notes 4 and 5 to these unaudited pro forma financial statements for the adjustments made as a result of these reorganizations.

The pro forma adjustments to the historical financial statements are based on currently available information, and in many cases are based on estimates and preliminary information. The assumptions underlying the pro forma adjustments are described in the accompanying notes to these unaudited pro forma financial statements. Tidewater believes such assumptions are reasonable under the circumstances and reflect the best currently available

[1]

Tidewater filed a transition report Form 10-K for the transition period from April 1, 2017 to December 31, 2017. The twelve month period ended December 31, 2017 represents the three months ended March 31, 2017 plus the nine month transition period ended December 31, 2017. The three month period ended March 31, 2017 is produced by reference to the comparative Form 10-Q for the period ended March 31, 2018, which was filed on May 15, 2018.

estimates and judgments. The pro forma adjustments also give effect to the impact of events that are (i) directly attributable to the business combination, Tidewater Reorganization, and GulfMark Reorganization, (ii) factually supportable, or (iii) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the consolidated Tidewater results. The unaudited pro forma financial statements may not be indicative of Tidewater’s future performance and do not necessarily reflect what Tidewater’s financial position and results of operations would have been had these transactions occurred at the beginning of the period presented. Additionally, the unaudited pro forma financial statements do not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to these transactions, nor do they reflect any costs or expenditures that may be required to achieve any possible synergies.

The unaudited pro forma financial statements should be read in conjunction with the following:

•	Tidewater’s Form 10-Q for the unaudited interim financial statements for the nine months ended September 30, 2018 filed on November 13, 2018.

•

Tidewater’s audited financial statements for the transition period from April 1, 2017 to December 31, 2017, which have been updated to reflect the realignment of its segments, filed on Form 8-K on August 30, 2018.

•	GulfMark’s Form 10-Q for the unaudited quarterly period ended September 30, 2018 filed on November 13, 2018.

•	GulfMark’s Form 10-K for the annual period ended December 31, 2017 filed on April 2, 2018.

Tidewater Inc.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

For The Nine Months Ended September 30, 2018

(in thousands, except per share data)

	Tidewater Historical	Pro Forma GulfMark As Adjusted	Pro Forma Adjustments (Note 3)			Pro Forma Tidewater
Revenues:
Vessel revenues	$288,679	$78,995	$—			$367,674
Other operating revenues	7,607	471	—			8,078

	296,286	79,466	—			375,752

Costs and expenses:
Vessel operating costs	194,613	61,947	—			256,560
Costs of other operating revenues	4,797	—	—			4,797
General and administrative	73,536	21,658	(7,192)	(a	)	88,002
Depreciation and amortization	38,192	27,136	(1,288)	(b	)	64,040
(Gain) loss on asset dispositions, net	(1,686)	(201)	—			(1,887)
Asset impairments	24,254	—	—			24,254

	333,706	110,540	(8,480)			435,766

Operating loss	(37,420)	(31,074)	8,480			(60,014)
Other income (expenses):
Foreign exchange loss	(1,349)	(742)	—			(2,091)
Equity in net earnings (loss) of unconsolidated companies	(14,993)	—	—			(14,993)
Interest income and other, net	5,495	294	—			5,789
Reorganization items	—	(422)	422	(c	)	—
Interest and other debt costs, net	(22,731)	(8,671)	8,436	(d	)	(22,966)

	(33,578)	(9,541)	8,858			(34,261)

Loss before income taxes	(70,998)	(40,615)	17,338			(94,275)
Income tax (benefit) expense	10,396	(647)	—			9,749

Net income (loss)	(81,394)	(39,968)	17,338			(104,024)
Less: Net income attributable to noncontrolling interests	(386)	—	—			(386)

Net loss attributable to Tidewater Inc.	$(81,008)	$(39,968)	$17,338			$(103,638)

Basic loss per common share	$(3.23)	$(4.00)				$(3.12)

Diluted loss per common share	$(3.23)	$(4.00)				$(3.12)

Weighted average common shares outstanding - Basic & Diluted	25,073,284	9,998,000	(1,888,772)	(e	)	33,182,512

Tidewater Inc.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

For The Twelve Months Ended December 31, 2017

(in thousands, except per share data)

	Pro Forma Tidewater As Adjusted (Note 4)	Pro Forma GulfMark As Adjusted (Note 5)	Pro Forma Adjustments (Note 3)			Pro Forma Tidewater Combined
Revenues:
Vessel revenues	$475,386	$102,260	$—			$577,646
Other operating revenues	15,485	599	—			16,084

	490,871	102,859	—			593,730

Costs and expenses:						—
Vessel operating costs	299,734	80,717	—			380,451
Costs of other operating revenues	8,829	—	—			8,829
General and administrative	106,539	35,777	—			142,316
Vessel operating leases	15,823	—	—			15,823
Depreciation and amortization	50,807	35,787	(1,718)	(b	)	84,876
(Gain) loss on asset dispositions, net	(16,241)	5,207	—			(11,034)
Asset impairments	266,382	—	—			266,382

	731,873	157,488	(1,718)			887,643

Operating loss	(241,002)	(54,629)	1,718			(293,913)
Other income (expenses):						—
Foreign exchange loss	(2,924)	(709)	—			(3,633)
Equity in net earnings of unconsolidated companies	10,351	—	—			10,351
Interest income and other, net	6,743	83	—			6,826
Interest and other debt costs, net	(30,855)	(10,442)	10,298	(d	)	(30,999)

	(16,685)	(11,068)	10,298			(17,455)

Loss before income taxes	(257,687)	(65,697)	12,016			(311,368)
Income tax (benefit) expense	2,522	(10,334)	—			(7,812)

Net income (loss)	(260,209)	(55,363)	12,016			(303,556)
Less: Net income attributable to noncontrolling interests	8,423	—	—			8,423

Net loss attributable to Tidewater Inc.	$(268,632)	$(55,363)	$12,016			$(311,979)

Basic loss per common share	$(12.47)	$(5.54)				$(10.62)

Diluted loss per common share	$(12.47)	$(5.54)				$(10.62)

Weighted average common shares outstanding - Basic & Diluted	21,539,143	9,998,000	(2,152,703)	(e	)	29,384,440

Tidewater Inc.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of September 30, 2018

	Tidewater Historical	GulfMark Historical	Pro Forma Adjustments (Note 3)			Pro Forma Tidewater Combined
ASSETS
Current assets:
Cash and cash equivalents	$461,088	$37,532	$(118,263)	(f	)	$380,357
Restricted cash	7,466	—	—			7,466
Trade and other receivables, less allowance for doubtful accounts	88,013	22,253	—			110,266
Due from affiliate	174,349	—	—			174,349
Marine operating supplies	27,591	1,721	—			29,312
Other current assets	9,880	10,885	—			20,765

Total current assets	768,387	72,391	(118,263)			722,515
Investments in, at equity, and advances to unconsolidated companies	1,129	—	—			1,129
Net properties and equipment	776,640	335,579	11,654	(g	)	1,123,873
Deferred drydocking and survey costs	16,053	—	—			16,053
Other assets	28,700	9,432	(1,689)	(h	)	36,443

Total assets	$1,590,909	$417,402	$(108,298)			$1,900,013

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$30,571	$9,585	$—			$40,156
Accrued expenses	46,060	11,448	(381)	(i	)	57,127
Due to affiliate	48,064	—	—			48,064
Accrued property and liability losses	2,447	—	—			2,447
Current portion of long-term debt	7,671	—	—			7,671
Other current liabilities	18,894	—	—			18,894

Total current liabilities	153,707	21,033	(381)			174,359
Long-term debt	435,301	93,596	(93,596)	(j	)	435,301
Deferred income taxes	—	1,980	—			1,980
Accrued property and liability losses	4,212	—	—			4,212
Other liabilities	53,781	18,821	—			72,602

Total liabilities	647,001	135,430	(93,977)			688,454

Commitments and Contingencies

Equity:
Common stock	27	75	(67)	(k	)	35
Additional paid-in capital	1,063,603	319,103	(33,578)	(k	)	1,349,128
Retained (deficit) earnings	(120,274)	(36,457)	18,575	(k	)	(138,156)
Accumulated other comprehensive loss	(403)	(749)	749	(k	)	(403)

Total stockholders’ equity	942,953	281,972	(14,321)			1,210,604
Non-controlling interests	955	—	—			955

Total equity	943,908	281,972	(14,321)			1,211,559

Total liabilities and shareholders’ equity	$1,590,909	$417,402	$(108,298)			$1,900,013

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

Unless stated otherwise in the body of these notes, all dollar value references in the tables of these notes are stated in millions of dollars.

Note 1. Basis of Pro Forma Presentation

The accompanying unaudited pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X and are intended to reflect the impact of the business combination, Tidewater Reorganization, and GulfMark Reorganization on Tidewater’s historical consolidated financial statements. The presentation of the unaudited pro forma balance sheet and statements of operations are based on the historical financial statements of Tidewater and GulfMark. Tidewater’s historical financial statements can be found on Tidewater’s Quarterly Report Form 10-Q filed on November 13, 2018 and Current Report Form 8-K filed on August 30, 2018. GulfMark’s historical financial statements are included as Exhibits 99.2 and 99.3 to this Form 8-K.

Pro forma adjustments are described in these notes to the unaudited pro forma condensed combined consolidated financial statements and are included only to the extent they are (i) directly attributable to the transactions described above, (ii) factually supportable and, (iii) with respect to the statements of operations, expected to have a continuing impact on the consolidated results of Tidewater. Certain items such as historical impairments and gains and losses on sales of assets that were included in the historical financial statements of either Tidewater or GulfMark were not adjusted in these unaudited pro forma financial statements because they were not directly related to either the business combination, Tidewater Reorganization, or GulfMark Reorganization. The accompanying unaudited pro forma condensed combined consolidated financial statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of commercial synergies or efficiencies as a result from the aforementioned transactions. Furthermore, the unaudited pro forma financial statements are not presented to portray what the actual results would have been for any of the transactions had they occurred as of the earliest date presented in these unaudited pro forma financial statements.

The pro forma adjustments presented in these unaudited pro forma financial statements represent management’s estimates based on information available as of the date of this Form 8-K and such estimates are subject to revision as further information is obtained. Accordingly, the pro forma adjustments for the business combination are preliminary and subject to further adjustment as additional information becomes available and the various analyses and other valuations are performed. Any adjustments may have a significant effect on total assets, total liabilities, total equity, operating expenses, and depreciation and amortization expenses and such results may be significant.

The business combination, Tidewater Reorganization, and GulfMark Reorganization transaction are reflected in the unaudited pro forma financial statements as follows:

•

The unaudited pro forma condensed combined consolidated balance sheet of Tidewater as of September 30, 2018 includes the effects of the business combination as if it had occurred on September 30, 2018. No pro forma adjustments were made for the Tidewater Reorganization or the GulfMark Reorganization because both of these transactions were fully reflected in the historical balance sheets of Tidewater and GulfMark, respectively, as of September 30, 2018.

•

The unaudited pro forma condensed combined consolidated statement of operations of Tidewater for the nine months ended September 30, 2018 includes the effects of the business combination as if it had occurred on January 1, 2017. No pro forma adjustments were made for the Tidewater Reorganization or the GulfMark Reorganization because both of these transactions were fully reflected in the historical statements of operations of Tidewater and GulfMark, respectively, for the nine month period ended September 30, 2018.

•

The unaudited pro forma condensed combined consolidated statement of operations of Tidewater for the twelve months ended December 31, 2017 includes the effects of the business combination, Tidewater Reorganization, and GulfMark Reorganization as if they had occurred on January 1, 2017.

•

Refer to Note 4 that presents the standalone pro forma effects of Tidewater as if the Tidewater Reorganization occurred on January 1, 2017. The results of which are included on an as-adjusted basis in the unaudited pro forma condensed combined consolidated statement of operations for the twelve months ended December 31, 2017.

•

Refer to Note 5 that presents the standalone pro forma effects of GulfMark as if the GulfMark Reorganization occurred on January 1, 2017. The results of which are included on an as-adjusted basis in the unaudited pro forma condensed combined consolidated statement of operations for the twelve months ended December 31, 2017.

Note 2. Acquisition Method of Accounting for GulfMark Merger

Purchase Price Consideration

Under the terms of the merger agreement, each issued and outstanding share of GulfMark common stock, par value of $0.01 per share, excluding any shares held in treasury, converted into the right to receive 1.100 (the “Exchange Ratio”) shares of Tidewater common stock, par value of $0.001, with cash paid in lieu of any fractional shares. Each GulfMark creditor warrant outstanding (the “GLF Creditor Warrants”) automatically converted into a warrant representing the right to acquire Tidewater common stock on substantially the same terms and conditions as provided in the warrant agreement governing the GLF Creditor Warrants prior to the conversion, except that the number of shares of Tidewater common stock subject to the exercise of each GLF Creditor Warrant shall be determined by multiplying the Exchange Ratio by the number of GulfMark common stock that were subject to the GLF Creditor Warrant immediately prior to the effective time of the first merger. In addition, each GulfMark equity warrant outstanding (the “GLF Equity Warrants”) automatically converted into a warrant representing the right to acquire Tidewater’s common stock on substantially the same terms and conditions as provided in the warrant agreement governing the GLF Equity Warrants prior to the conversion, except that the number of shares of Tidewater common stock subject to the exercise of each GLF Equity Warrant shall be determined by multiplying the Exchange Ratio by the number of shares GulfMark common stock that were subject to the GLF Equity Warrant immediately prior to the effective time of the first merger. Finally, all GulfMark RSUs that are outstanding immediately prior to the effective time of the first merger automatically converted into a substantially similar award to acquire Tidewater common stock, subject to their existing terms and conditions (including vesting terms) in effect as of immediately prior to the effective time of the business combination, with the number of Tidewater common stock subject to such GulfMark RSUs being adjusted in accordance with the Exchange Ratio.

The total purchase price consideration for US GAAP purposes is based on the actual closing price of TDW’s common stock on the closing date of the business combination. Based on the outstanding shares of common stock of GulfMark, outstanding GLF Creditor Warrants, outstanding GLF Equity Warrants, outstanding GulfMark RSUs, and the most recent share price of Tidewater common stock, in each case, as of November 15, 2018, and based on the Exchange Ratio, the total estimated purchase price consideration for the business combination is as follows:

	GulfMark Units Outstanding (1)		Exchange Ratio		Tidewater Converted Units	Per Unit Price (2)	Purchase Price Consideration
GulfMark common stock outstanding	7,658,653	x	1.100	=	8,424,518	$25.74	$216,847,093
GLF Creditor Warrants outstanding	2,339,658	x	1.100	=	2,573,624	25.73	66,219,346

Total	9,998,311				10,998,142		$283,066,439

Plus: GLF Equity Warrants outstanding	783,009	x	1.100	=	861,310	1.11	952,178
Plus: GulfMark RSUs outstanding	116,668	x	1.100	=	128,335	25.74	3,303,343
Less: Portion of GulfMark RSUs attributed to post-combination compensation expense (3)							(1,789,106)
Plus: assumption GulfMark’s term loan facility (4)							100,000,000

Total preliminary purchase price consideration							$385,532,854

(1)

GulfMark units outstanding is inclusive of outstanding common stock, GLF Creditor Warrants, GLF Equity Warrants, and GulfMark RSUs as of November 15, 2018, the closing date of the business combination.

(2)

Reflects the closing share price of Tidewater common stock as of November 15, 2018. The Tidewater share price applied to the GLF Creditor Warrants price has been reduced by $0.01 to account for the strike price of the warrants. The Tidewater share price applied to the GLF Equity Warrants price reflects the actual closing share price on November 15, 2018 for Tidewater Warrants with substantially the same terms and conditions as provided in the warrant agreement governing the GLF Equity Warrants prior to the conversion. The per unit price applied to the GulfMark RSUs reflects the unrestricted share price of Tidewater’s common stock.

(3)

The portion of the GulfMark RSUs attributed to post-combination compensation expense reflects the value of the replacement RSUs that remain unvested as of the business combination closing date. Only the replacement RSUs granted to employees have unvested service periods. As of the date of the business combination, there were 88,482 replacement RSUs issued to employees and 39,853 replacement RSUs issued to non-employee directors.

(4)

The assumed GulfMark term loan facility is at a face value. The carrying value of $93.6 million on GulfMark’s historical balance sheet was reduced by an unamortized debt issuance costs of $6.4 million.

Allocation of Purchase Price Consideration to Asset Acquired and Liabilities Assumed

The purchase price allocation applied in these unaudited pro forma financial statements is preliminary and does not reflect final values that will be determined after the closing of the business combination. Such valuation assessments of specifically identifiable tangible and intangible assets, including any assessment of economic useful lives has not been completed and such valuation exercises are not expected to be completed until after closing when final records and assumptions can be closed and fully analyzed as of the transaction date. Additionally, due to normal pre-close commercial restrictions to books and records of GulfMark, not all valuation assumptions can be fully confirmed as of the filing of this Form 8-K leaving such assumptions employed in these pro forma adjustments as preliminary, tentative, and subject to change.

Under the acquisition method of accounting in US GAAP, any excess consideration transferred or paid beyond the fair value of the assets acquired and liabilities assumed should be attributed to goodwill. Management’s estimate as of the date of this Form 8-K is that fair value of the vessels, which are included in the caption ‘Net properties and equipment’ in the unaudited pro forma balance sheet, accounts for the increase in value beyond GulfMark’s carrying value due to significantly higher, prolonged global index prices for crude oil and improved market conditions in the regions in which GulfMark primarily operates. Given this assumption, no value has been ascribed to goodwill for these unaudited pro forma financial statements. This preliminary determination is subject to further assessment and adjustments pending additional information sharing between the parties, more detailed third-party appraisals, and other potential adjustments.

The preliminary allocation of the purchase price consideration is as follows:

Estimated Fair Value
Total current assets	$72,391
Net properties and equipment	347,233
Other noncurrent assets	7,743

Total assets acquired	427,367

Total current liabilities	21,033
Deferred income taxes	1,980
Other liabilities	18,821
Long-term debt	100,000

Total liabilities assumed	141,834

Net assets acquired	$285,533

Note 3. Business Combination Pro Forma Adjustments

Condensed Combined Consolidated Statements of Operations

(a)

Reflects the removal of $4.6 million and $2.6 million of legal and professional transaction costs incurred for the nine month period ended September 30, 2018 by Tidewater and GulfMark, respectively, in connection with the GulfMark Merger.

(b)

Reflects the incremental depreciation expense based on the estimated fair value of GulfMark’s Net properties and equipment, which contains vessels and other properties & equipment. The average estimated economic useful lives of the vessels and properties & equipment were approximately 9.5 years and 6.0 years, respectively. This estimate is based on GulfMark’s assessment of economic useful lives of these tangible assets at its emergence from chapter 11 bankruptcy reorganization on November 14, 2017. As of the date of this Form 8-K, Tidewater has not evaluated the economic useful lives in sufficient detail to determine if such estimated lives should be adjusted. Therefore, the economic useful life of each asset determined by GulfMark is used for the purposes of these unaudited pro forma financial statements. The pro forma adjustment to Depreciation and amortization reflects a decrease to the unaudited statements of operations. Note that no adjustments were made to amortize the cost of capitalizing drydock costs in connection with the business combination because (i) GulfMark’s historical statement of operations already reflected the amortization of capitalized drydock costs for the nine months ended September 30, 2018, and (ii) the impact of annualizing drydock amortization for the twelve months ended December 31, 2017 is already reflected through the GulfMark Reorganization pro forma adjustments, which are summarized in Note 5.

(c)	Reflects the removal of Reorganization items, which are expenses directly related to the GulfMark Reorganization.

(d)

Represents the elimination of historical interest expense of GulfMark related to the redemption of GulfMark’s term loan and the termination of GulfMark’s undrawn revolving credit facility at the closing of the business combination. Interest expense related to GulfMark’s pension liability is not eliminated as part of the pro forma adjustment.

(e)	The Pro forma weighted average shares are calculated as follows:

	Nine months Ended September 30, 2018	Twelve Months Ended December 31, 2017
Basic:
Tidewater historical weighted average shares	25,073,284	21,539,143
Tidewater incremental shares issued for business combination (1)	8,109,228	7,845,297

Pro forma weighted average shares	33,182,512	29,384,440

Diluted:
Tidewater historical weighted average shares	25,073,284	21,539,143
Tidewater incremental shares issued for business combination	8,109,228	7,845,297
Dilutive effect of issuance of Tidewater shares in exchange for GulfMark RSUs and GLF Equity Warrants (2)	—	—

Pro forma weighted average shares	33,182,512	29,384,440

(1)

The incremental shares issued includes 7,281,344 and 7,041,406 GulfMark weighted average shares outstanding (which excludes any GLF Creditor Warrants outstanding) for the nine months ended September 30, 2018 and twelve months ended December 31, 2017, respectively. Upon conversion to Tidewater shares, the issued shares is 8,009,478 and 7,745,547 for the nine months ended September 30, 2018 and twelve months ended December 31, 2017, respectively. The GLF Creditor Warrants that were considered issuable upon exercise because they were held by United States citizens totaled 90,682. Upon conversion, the GLF Creditor Warrants equate to 99,750 shares of Tidewater common stock.

(2)

Common stock equivalents (restricted stock units) and out-of-the-money equity warrants were not included in the computation of diluted pro forma weighted average shares because the effect would have been antidilutive due to the net loss.

Condensed Combined Consolidated Balance Sheet

(f)

The adjustment to cash and cash equivalents reflects: (i) the estimated transaction costs for legal, professional and success-based fees to be paid in connection with the GulfMark Merger for $8.6 million, and (ii) $109.7 million paid in connection with the redemption of GulfMark’s term notes which includes payment for the terms notes’ make whole premium. Further analysis of the make whole premium is described below in greater detail.

(g)

Represents the preliminary fair value adjustment to Net properties and equipment to increase the value of GulfMark’s vessels, which is the primary asset base that is absorbing the increase of fair value above GulfMark’s historical carrying value.

(h)	Reflects the write-off of debt issuance costs related to GulfMark’s revolving credit facility because the asset has no economic value.

(i)	Reflects the payment of accrued interest of $0.4 million that was included as part of the cash payment of $109.7 million to redeem GulfMark’s term notes.

(j)

The adjustment to long-term debt reflects (i) the write-off of debt issuance costs of $6.4 million related to GulfMark’s term notes, and (ii) the redemption by Tidewater of GulfMark’s long-term debt of $100.0 million. The net of these adjustments is approximately $93.6 million.

(k)	The following adjustments were made to Tidewater’s equity accounts based on the GulfMark Merger transaction:

Common stock:
Remove GulfMark balance	$(75)
Add: Tidewater converted shares (at par of $0.001)	8

Pro forma adjustment	$(67)

Additional paid-in capital:
Remove GulfMark balance	$(319,103)
Add: Tidewater shares issued (less par value) and creditor warrants to acquire Tidewater stock	283,059
Add: GLF Equity Warrants value	952
Add: Replacement RSU value attributed to purchase price consideration (1)	1,514

Pro forma adjustment	$(33,578)

Retained (deficit) earnings:
Remove GulfMark balance	$36,457
Subtract: estimated transaction costs for GulfMark Merger	(8,588)
Subtract: loss on redemption of GulfMark term notes (2)	(9,294)

Pro forma adjustment	$18,575

Accumulated other comprehensive loss:
Remove GulfMark balance	$749

(1)

The replacement RSU value attributed to purchase price consideration reflects the value of GulfMark RSUs that relate to pre-combination service periods for employees and for the value of the GulfMark RSUs that were issued to non-employee directors of GulfMark. Refer to Note 2 for further descriptions of the attribution of replacement RSU value to post-combination compensation expense and purchase price consideration of the business combination.

(2)

The loss on redemption of GulfMark’s term notes reflects the payment of the make whole premium, which is a condition of redemption of the term notes for any early redemption payments. The cash payment to redeem the GulfMark term notes is $109.7 million. The carrying value of the term notes at September 30, 2018 is $100.0 after making a fair value adjustment for the acquisition method of accounting, and the related accrued interest balance of the term notes at September 30, 2018 of $0.4 million. The difference between cash paid and the carrying value of the term notes plus accrued interest results in a redemption loss of $9.3 million. The loss is non-recurring and presented as an adjustment to Tidewater’s Retained (deficit) earnings, and it is not included in Tidewater’s unaudited pro forma statement of operations.

Note 4. Tidewater Reorganization Pro Forma Adjustments

Tidewater Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Twelve Months Ended December 31, 2017

(in thousands, except share and per share data)

	Successor	Predecessor				Pro Forma
	Period From August 1, 2017 through December 31, 2017	Period From April 1, 2017 through July 31, 2017	Period from January 1, 2017 through March 31, 2017	Pro Forma Adjustments		Tidewater As Adjusted (Note 3)
Revenues:
Vessel revenues	$171,884	$146,597	$156,905	$—		$475,386
Other operating revenues	6,869	4,772	3,844	—		15,485

	178,753	151,369	160,749	—		490,871

Costs and expenses:
Vessel operating costs	120,502	116,438	80,845	(18,051)	(aa)	299,734
Costs of other operating revenues	3,792	2,348	2,689	—		8,829
General and administrative	46,619	41,832	41,727	(23,639)	(bb)	106,539
Vessel operating leases	1,215	6,165	8,443	—		15,823
Depreciation and amortization	20,337	47,447	37,592	(54,569)	(cc)	50,807
Gain on asset dispositions, net	(6,616)	(3,561)	(6,064)	—		(16,241)
Asset impairments	16,777	184,748	64,857	—		266,382

	202,626	395,417	230,089	(96,259)		731,873

Operating loss	(23,873)	(244,048)	(69,340)	96,259		(241,002)
Other income (expenses):
Foreign exchange gain (loss)	(407)	(3,181)	664	—		(2,924)
Equity in net earnings of unconsolidated companies	2,130	4,786	2,841	594	(dd)	10,351
Interest income and other, net	2,771	2,384	1,588	—		6,743
Reorganization items	(4,299)	(1,396,905)	—	1,401,204	(bb)	—
Interest and other debt costs, net	(13,009)	(11,179)	(21,008)	14,341	(ee)	(30,855)

	(12,814)	(1,404,095)	(15,915)	1,416,139		(16,685)

Loss before income taxes	(36,687)	(1,648,143)	(85,255)	1,512,398		(257,687)
Income tax (benefit) expense	2,039	(1,234)	1,717	—		2,522

Net loss	(38,726)	(1,646,909)	(86,972)	1,512,398		(260,209)
Less: Net income attributable to noncontrolling interests	540	—	7,883	—		8,423

Net loss attributable to Tidewater Inc.	$(39,266)	$(1,646,909)	$(94,855)	$1,512,398		$(268,632)

Basic loss per common share	$(1.82)	$(34.95)	$(2.01)			$(12.47)

Diluted loss per common share	$(1.82)	$(34.95)	$(2.01)			$(12.47)

Weighted average common shares outstanding	21,539,143	47,121,330	47,080,783			21,539,143

Diluted weighted average common shares	21,539,143	47,121,330	47,080,783			21,539,143

Explanations to the footnotes of the Tidewater Reorganization adjustments:

(aa)

Reflects the recognition of a change in accounting policy of the successor entity (i.e., Tidewater) following its emergence from chapter 11 bankruptcy reorganization. Under the new policy, Tidewater began capitalizing drydock costs and amortizing the costs over 30 months. The previous accounting policy was to expense these costs as incurred. This adjustment reflects the new policy as of January 1, 2017, and adjusts Tidewater’s predecessor period by removing these drydocking costs. Refer to pro forma adjustment (cc) for Depreciation and amortization for the incremental amortization expense resulting from the change in accounting policy.

(bb)

Reflects the removal of Reorganization items and pre-petition legal and professional fees that are classified within General and administrative within the predecessor period of Tidewater. All expenses are directly related to the Tidewater Reorganization and are non-recurring. Also reflected in this pro forma adjustment is an adjustment for seven months of amortization income from intangible liabilities that were recorded as a result of the application of fresh start accounting.

(cc)

Reflects the adjustment to Depreciation and amortization expense for the predecessor entity of Tidewater based on the application of fresh start accounting as of January 1, 2017. The adjustment includes the removal of predecessor entity Depreciation and amortization on the depreciable assets (i.e., properties and equipment) that were valued as part of fresh start accounting, and the addition of seven months of depreciation based on Tidewater’s depreciable assets that were valued as part of fresh start accounting fair values. Depreciation is based on the fair value of depreciable assets and the estimated economic useful at the time of emergence (July 31, 2017). The approximate average economic useful life of the vessels was 12.0 years and the average economic useful life of other properties and equipment was 5.0 years. This adjustment also includes amortization of drydock costs for the change in accounting policy adopted by Tidewater at emergence, as described above in pro forma adjustment (aa). The drydock costs reflect the amortization from the time a cost was incurred to the point of Tidewater’s emergence using a 30 month amortization base period.

Pro forma adjustment to Depreciation and amortization:
Remove Predecessor Tidewater depreciation on properties and equipment valued at fresh start	$(84,984)
Add: Depreciation on properties and equipment valued at fresh start for seven month Predecessor period	28,211
Add: Amortization of capitalized drydock expenses	2,204

Pro forma adjustment	$(54,569)

(dd)

Reflects the amortization of the equity method basis difference between Tidewater’s fair value investment in unconsolidated companies and the carrying value of its share of net assets in unconsolidated companies. The basis difference to amortize was approximately $10.2 million and is amortized over ten years. Because the basis difference was negative as a result the carrying value of net assets exceeding the fair value of Tidewater’s investment, this adjustment reflects seven months of amortized income to Equity in net earnings of unconsolidated companies.

(ee)

Reflects the elimination of previously recorded interest expense of the predecessor entity of Tidewater and the addition of pro forma interest expense based on the terms of Tidewater’s debt facilities that included New secured notes and four tranches of Troms Offshore borrowings. The pro forma interest expense also includes the amortization of discounts and premiums on these debt instruments using the effective interest method of amortization.

Pro forma adjustment to Interest and other debt costs, net:
Remove Predecessor Interest and other debt costs, net (April 1 through July 31)	$11,179
Remove Predecessor Interest and other debt costs, net (January 1 through March 31)	21,008
Add: Successor pro forma Interest and other debt costs, net (January 1 through July 31)	(17,846)

Pro forma adjustment	$14,341

Note 5. GulfMark Reorganization Pro Forma Adjustments

GulfMark Offshore, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2017

(in thousands, except share and per share data)

	Successor	Predecessor			Pro Forma
	Period From November 15, 2017 through December 31, 2017	Period From January 1, 2017 through November 14, 2017	Pro Forma Adjustments		GulfMark As Adjusted (Note 3)
Revenues:
Vessel revenues	$13,652	$88,608	$—		$102,260
Other operating revenues	79	520	—		599

	13,731	89,128	—		102,859

Costs and expenses:
Vessel operating costs	9,997	76,152	(5,432)	(vv)	80,717
Costs of other operating revenues	—	—	—		—
General and administrative	3,408	50,230	(17,861)	(ww)	35,777
Vessel operating leases	—	—	—		—
Depreciation and amortization	4,425	47,721	(16,359)	(xx)	35,787
(Gain) loss on asset dispositions, net	—	5,207	—		5,207
Asset impairments	—	—	—		—

	17,830	179,310	(39,652)		157,488

Operating loss	(4,099)	(90,182)	39,652		(54,629)
Other income (expenses):
Foreign exchange gain (loss)	(439)	(270)	—		(709)
Interest income and other, net	57	26	—		83
Reorganization items	(969)	(319,922)	320,891	(ww)	—
Interest and other debt costs, net	(1,343)	(28,815)	19,716	(yy)	(10,442)

	(2,694)	(348,981)	340,607		(11,068)

Loss before income taxes	(6,793)	(439,163)	380,259		(65,697)
Income tax (benefit) expense	10,304	38,244	(38,214)	(zz)	10,334

Net income (loss)	$3,511	$(400,919)	$342,045		$(55,363)

Basic loss per common share	$0.35	$(15.47)			$(5.54)

Diluted loss per common share	$0.35	$(15.47)			$(5.54)

Weighted average common shares outstanding	9,998,000	25,917,000			9,998,000

Diluted weighted average common shares	9,998,000	25,917,000			9,998,000

Explanations to the footnotes of the GulfMark Reorganization adjustments:

(vv)

Reflects the recognition of a change in accounting policy of the successor entity of GulfMark following its emergence from chapter 11 bankruptcy reorganization. Under the new policy, GulfMark began capitalizing drydock costs and amortizing the costs over 30 months. The previous accounting policy was to expense these costs as incurred. This adjustment reflects the new policy as of January 1, 2017, and adjusts GulfMark predecessor period by removing these drydocking costs. Refer below to pro forma adjustment (xx) for Depreciation and amortization for the incremental amortization expense resulting from the change in accounting policy.

(ww)

Reflects the removal of Reorganization items and pre-petition legal and professional fees that are classified within General and administrative within the predecessor period of GulfMark. All expenses are directly related to the GulfMark Reorganization and are non-recurring.

(xx)

Reflects the adjustment to Depreciation and amortization expense for the predecessor entity of GulfMark based on the application of fresh start accounting as of January 1, 2017. The adjustment includes the removal of predecessor entity depreciation and amortization and includes approximately 10.5 months of depreciation based on GulfMark’s depreciable assets (i.e., properties and equipment). Depreciation is based on the fair value of depreciable assets and the estimated economic useful at the time of emergence (November 14, 2017). The average economic useful life of the vessels was 9.5 years and the average economic useful life of other properties and equipment was 6.0 years. The pro forma depreciation adjustment for the predecessor entity of GulfMark resulted in a reduction of approximately $17.8 million.

This adjustment also includes amortization of drydock costs for the change in accounting policy adopted by GulfMark at emergence, as described above in pro forma adjustment (vv). The drydock costs reflect the amortization from the time a cost was incurred to the point of GulfMark’s emergence using a 30 month amortization base period. Amortization expense increased by approximately $1.4 million.

Pro forma adjustment to Depreciation and amortization:
Remove Predecessor GulfMark depreciation on properties and equipment valued at fresh start	$(47,721)
Add: Depreciation on properties and equipment valued at fresh start for Predecessor period	29,874
Add: Amortization of capitalized drydock expenses	1,488

Pro forma adjustment	$(16,359)

(yy)

Reflects the elimination of interest expense recorded at the predecessor entity of GulfMark which was associated with GulfMark’s former senior notes that were converted into equity instruments of the successor entity (i.e., GulfMark) upon emergence from chapter 11 bankruptcy reorganization. Other bank facilities of the predecessor entity were repaid in full in accordance with the terms of the bankruptcy. This adjustments also reflects recording pro forma interest expense based on the terms of GulfMark’s financing facility and the borrowing of $100 million term loan as of January 1, 2017. Interest includes amortization of issuance costs related to the entire financing facility plus the unused capacity fee related to the $25 million revolving credit component of the financing facility. For purposes of these unaudited pro forma financial statements, the revolving credit facility is assumed to remain unused during the periods presented in these statements of operations.

Pro forma adjustment to Interest and other debt costs, net:
Remove Predecessor Interest and other debt costs, net	$28,815
Add: Successor pro forma Interest and other debt costs, net	(9,099)

Pro forma adjustment	$19,716

(zz)	Reflects the current period tax effects from the fresh start adjustments that relate primarily to the U.S vessels.

Note 6. Reclassification of GulfMark Historical Financial Statements

The historical financial statement information of GulfMark was derived from the consolidated financial statements included in GulfMark’s Annual Report on Form 10-K for the year ended December 31, 2017 and the unaudited condensed consolidated financial statements on Form 10-Q for the nine months ended September 30, 2018. The GulfMark historical financial information as presented includes the following reclassifications to conform to Tidewater’s financial statement presentation.

Statement of Operations for the Nine Months Ended September 30, 2018

(in thousands)

Financial Statement Line Item	GulfMark Historical as filed	GulfMark Historical as presented
Revenue	$471	$—
Other operating revenues	—	471
Revenue	833	—
Vessel operating costs	—	833
Direct operating expenses	61,114	—
Vessel operating costs	—	61,114

Statement of Operations for the Twelve Months Ended December 31, 2017

(in thousands)

Financial Statement Line Item	GulfMark Historical as filed	GulfMark Historical as presented
Revenue (Predecessor)	$520	$—
Other operating revenues (Predecessor)	—	520
Revenue (Successor)	79	—
Other operating revenues (Successor)	—	79
Revenue (Predecessor)	899	—
Vessel operating costs (Predecessor)	—	899
Revenue (Successor)	138	—
Vessel operating costs (Successor)	—	138
Pre-petition restructuring charges (Predecessor)	17,861	—
General and administrative (Predecessor)	—	17,861
Pre-petition restructuring charges (Successor)	1	—
General and administrative (Successor)	—	1
Direct operating expenses (Predecessor)	69,821	—
Vessel operating costs (Predecessor)	—	69,821
Direct operating expenses (Successor)	9,859	—
Vessel operating costs (Successor)	—	9,859

Balance Sheet as of September 30, 2018

(in thousands)

Financial Statement Line Item	GulfMark Historical as filed	GulfMark Historical as presented
Inventory	$1,721	$—
Marine operating supplies	—	1,721
Prepaid expenses	5,645	—
Other current assets	—	5,645
Other accounts receivable	4,189	—
Other current assets	—	4,189
Construction in progress	353	—
Net properties and equipment	—	353
Accrued personnel costs	4,488	—
Accrued expenses	—	4,488
Accrued interest expense	385	—
Accrued expenses	—	385
Other accrued liabilities	3,628	—
Accrued expenses	—	3,628
Accrued professional fees	685	—
Accrued expenses	—	685
Other income taxes payable	17,889	—
Other liabilities	—	17,889